Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                                 Three Months Ended March 31
                                                     2002            2001
                                                 ------------    ------------

BASIC
Average shares outstanding                         59,914,680      59,981,237
Net income                                            $ 9,188         $ 2,222

     Per share amount                                   $0.15           $0.04
                                                        =====           =====

DILUTED
Average shares outstanding                         59,914,680      59,981,237

Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise price      480,503         141,569
                                                   ----------      ----------
                                                   60,395,183      60,122,806
Net income                                            $ 9,188         $ 2,222

     Per share amount                                   $0.15           $0.04
                                                        =====           =====